Exhibit 99.3
Explanatory Note
"Item 2. Properties" set forth in this Exhibit 99.3 has been recast from the "Item 2. Properties" included in Part I of the Company’s Annual Report on Form 10-K for the year ended October 28, 2018 as filed with the U.S. Securities and Exchange Commission on December 19, 2018 to reflect changes to NCI’s reportable business segments.
Item 2. Properties.
As of October 28, 2018, we conducted manufacturing operations at the following facilities:

Facility	Products	Square Feet	Owned or Leased
Domestic:
Chandler, Arizona	Doors and related metal components	37,000	Leased
Tolleson, Arizona	Metal components(1)	70,551	Owned
Sheridan, Arkansas	Insulated metal panels	215,000	Owned
Atwater, California	Engineered building systems(2)	219,870	Owned
Rancho Cucamonga, California	Metal coil coating	98,137	Owned
Adel, Georgia	Metal components(1)	78,809	Owned
Lithia Springs, Georgia	Metal components(3)	118,446	Owned
Douglasville, Georgia	Doors and related metal components	87,811	Owned
Marietta, Georgia	Metal coil coating	205,000	Leased/Owned
Mattoon, Illinois	Insulated metal panels	124,800	Owned
Shelbyville, Indiana	Metal components(1)	70,200	Owned
Shelbyville, Indiana	Insulated metal panels	108,300	Leased
Monticello, Iowa	Engineered building systems(4)	231,966	Owned
Mount Pleasant, Iowa	Engineered building systems(4)	218,500	Owned
Frankfort, Kentucky	Insulated metal panels	270,000	Owned
Hernando, Mississippi	Metal components(1)	129,682	Owned
Omaha, Nebraska	Metal components(5)	56,716	Owned
Las Vegas, Nevada	Insulated metal panels	126,400	Leased
Rome, New York	Metal components(5)	53,700	Owned
Cambridge, Ohio	Metal coil coating	200,000	Owned
Middletown, Ohio	Metal coil coating	170,000	Owned
Oklahoma City, Oklahoma	Metal components(5)	59,400	Leased
Ambridge, Pennsylvania	Metal coil coating	32,000	Leased
Elizabethton, Tennessee	Engineered building systems(4)	228,113	Owned
Lexington, Tennessee	Engineered building systems(6)	140,504	Owned
Memphis, Tennessee	Metal coil coating	65,895	Owned
Houston, Texas	Metal components(3)	264,641	Owned
Houston, Texas	Metal coil coating	40,000	Owned
Houston, Texas	Engineered building systems(4)(7)	615,064	Owned
Houston, Texas	Doors and related metal components	42,572	Owned
Lewisville, Texas	Insulated metal panels	91,800	Owned
Lubbock, Texas	Metal components(1)	95,376	Owned
Salt Lake City, Utah	Metal components(3)	84,800	Owned
Prince George, Virginia	Insulated metal panels	101,400	Owned
Foreign:
Monterrey, Mexico	Engineered building systems(6)	246,196	Owned
Hamilton, Ontario, Canada	Insulated metal panels	100,000	Leased

(1)	Secondary structures and metal roof and wall systems.

(2)	End walls, secondary structures and metal roof and wall systems for components and engineered building systems.

(3)	Full components product range.

(4)	Primary structures, secondary structures and metal roof and wall systems for engineered building systems.

(5)	Metal roof and wall systems.

(6)	Primary structures for engineered building systems.

(7)	Structural steel.
We also operate eight Metal Depots facilities in our Metal Components business that sell our products directly to the public. We also maintain several drafting office facilities in various states. We have short-term leases for these additional facilities. We believe that our present facilities are adequate for our current and projected operations.
Additionally, we own approximately seven acres of land in Houston, Texas and have a 60,000 square foot facility that is used as our Commercial segment headquarters. We also own approximately ten acres of land at another location in Houston adjacent to one of our manufacturing facilities.
The Ply Gem business acquired in the Merger operates 36 manufacturing facilities across the United States and Canada. Ply Gem’s Canadian manufacturing facilities are supported by a network of 26 distribution facilities.